Glen Ellyn, Illinois                                                                                                                       Contact:  Scott W. Hamer
February 28, 2011                                                                                                                          President/CEO
Company Release                                                                                                                     630-545-0900

COMMUNITY FINANCIAL SHARES, INC.
ANNOUNCES RESULTS FOR THE THREE MONTHS AND YEAR ENDED
DECEMBER 31, 2010

Community Financial Shares, Inc. (OTCBB: CFIS) (the “Company”), the holding company for Community Bank-Wheaton/Glen Ellyn (the “Bank”), reported a net loss (unaudited) for the three months and year ended December 31, 2010 of $2.2 million and $4.6 million, respectively.  This compares to net losses of $690,000 and $912,000 for the comparable prior year periods.  Net loss available to common shareholders, which takes into account the impact of preferred stock dividends, totaled $2.3 million and $5.0 million for the three months and year ended December 31, 2010 as compared to $801,000 and $1.2 million for the comparable prior year periods.  For the three months ended December 31, 2010, basic and diluted loss per share totaled $1.88 compared to basic and diluted loss per share of $0.64 for the prior year period.  In addition, for the year ended December 31, 2010, basic and diluted loss per share totaled $4.03 compared to basic and diluted loss per share of $0.95 for the year ended December 31, 2009.  The increase in net loss for the three months ended December 31, 2010 is primarily the result of the net effect of a $2.3 million increase in provision for loan losses, a $158,000 decrease in noninterest income, a $179,000 increase in noninterest expense and a $137,000 increase in net interest income.  Similarly, the increase in net loss for the year ended December 31, 2010 is primarily the net effect of a $6.0 million increase in provision for loan losses, a $428,000 decrease in noninterest income, a $927,000 increase in noninterest expense, and a $1.3 million increase in net interest income.

Total assets at December 31, 2010 were $347.1 million, which represents an increase of $5.6 million, or 1.6%, compared to $341.5 million at December 31, 2009.  Decreases in loans receivable and investment securities were offset by increases in cash and cash equivalents, interest bearing time deposits, other real estate owned (“OREO”) and real estate held for investment.  Loans receivable decreased $11.4 million, or 4.9%, to $221.6 million at December 31, 2010 from $233.0 million at December 31, 2009 and investment securities decreased $1.3 million, or 3.1%, to $43.2 million at December 31, 2010 from $44.5 million at December 31, 2009.  Cash and cash equivalents increased $6.7 million, or 25.7%, to $32.5 million at December 31, 2010 from $25.8 million at December 31, 2009.  Other real estate owned increased $612,000, or 25.5%, to $3.0 million at December 31, 2010 from $2.4 million at December 31, 2009.  In addition, real estate held for investment increased to $4.3 million at December 31, 2010 from zero at December 31, 2009 and interest bearing time deposits increased $4.2 million, or 680.5%, to $4.8 million at December 31, 2010 from $618,000 at December 31, 2009.  The decrease in loans and increases in other real estate owned and real estate held for investment during the year ended December 31, 2010 is primarily due to the Bank (1) taking possession of several properties through foreclosure proceedings and transferring them to other real estate owned and (2) accepting a deed in lieu of foreclosure on two other properties, which have been leased.  Included in other real estate owned at December 31, 2010 are three one-to-four family residences, two multi-unit condominium buildings, one mixed-use commercial/residential property, one commercial property and one small parcel of land.  Deposits increased $10.8 million, or 3.6%, to $309.1 million at December 31, 2010 from $298.3 million at December 31, 2009.  This increase primarily consists of increases in: (1) regular savings accounts of $24.7 million, or 94.3%, to $50.8 million at December 31, 2010 from $26.1 million at December 31, 2009; (2) noninterest- bearing demand deposit accounts of $4.0 million, or 13.6%, to $34.0 million at December 31, 2010 from $30.0 million at December 31, 2009; and (3) interest-bearing demand deposit accounts of $2.8 million, or 3.6%, to $80.3 million at December 31, 2010 from $77.5 million at December 31, 2009.  These increases were partially offset by decreases in money market accounts of $8.3 million, or 19.4%, to $34.6 million at December 31, 2010 from $42.9 million at December 31, 2009 and a decrease in certificates of deposit of $12.4 million, or 10.2%, to $109.4 million at December 31, 2010 from $121.8 million at December 31, 2009.  The increase in regular savings accounts is primarily due to the introduction of a higher rate savings account in November 2009.  The percentage of regular savings accounts to total deposits increased to 16.4% at December 31, 2010 from 8.8% at December 31, 2009 and the percentage of certificates of deposit to total deposits decreased to 35.4% at December 31, 2010 from 40.8% at December 31, 2009.  Borrowed money, consisting of Federal Home Loan Bank advances and other borrowings, decreased $300,000, or 2.0%, to $14.5 million at December 31, 2010 from $14.8 million at December 31, 2009.

Stockholders’ equity decreased $4.9 million, or 21.8%, to $17.8 million at December 31, 2010 from $22.7 million at December 31, 2009.  The decrease in stockholders’ equity was primarily due to the Company’s net loss for the year ended December 31, 2010 and to a decrease of $11,000 in the Company’s accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio.  As of December 31, 2010 there were 1,245,267 shares of Company common stock outstanding, resulting in a tangible book value1 of $8.66 per share at that date.

Net interest income before provision for loan losses increased $137,000, or 5.5%, to $2.6 million for the three months ended December 31, 2010 and $1.3 million, or 14.8%, to $10.4 million for the year ended December 31, 2010 as compared to the comparable prior year periods.  These increases are primarily due to decreases in the average cost of interest bearing liabilities of 66 and 75 basis points for the three months and year ended December 31, 2010, respectively.  The average cost of interest bearing liabilities decreased to 1.01% and 1.19% for the three months and year ended December 31, 2010, respectively, from 1.67% and 1.94% for the comparable prior year periods.  The effect of this decrease in average cost was partially offset by decreases in the average yield on interest-earning assets of 40 and 38 basis points for the three months and year ended December 31, 2010, respectively.  The average yield on interest-earning assets decreased to 4.41% and 4.54% for the three months and year ended December 31, 2010, respectively, from 4.81% and 4.92% for the comparable prior year periods.  The net interest margin, expressed as a percentage of average earning assets, increased 19 basis points to 3.46% for the three months ended December 31, 2010 from 3.27% for the three months ended December 31, 2009.  In addition, the net interest margin, expressed as a percentage of average earning assets, increased 29 basis points to 3.42% for the year ended December 31, 2010 from 3.13% for the year ended December 31, 2009.  The average yield on loans decreased 14 and 27 basis points for the three months and year ended December 31, 2010, respectively, compared to the comparable prior year periods.  This decrease is primarily due to the increase in nonaccrual loans and associated reversal of loan interest income.  Nonperforming loans increased $5.3 million, or 34.9%, to $20.3 million at December 31, 2010 from $15.0 million at December 31, 2009.  The largest component of nonperforming loans is residential real estate loans, which increased $6.7 million, or 213.0%, to $9.8 million, or 48.3% of total nonperforming loans at December 31, 2010, from $3.1 million, or 21.5% of total nonperforming loans, at December 31, 2009.  Nonperforming real estate construction loans increased $1.7 million, or 46.2%, to $5.6 million at December 31, 2010 from $3.9 million at December 31, 2009.  These increases were partially offset by a decrease in nonperforming commercial real estate loans, which decreased $2.2 million or 47.3%, to $2.5 million at December 31, 2010 from $4.7 million at December 31, 2009 and now represent 12.2% of total nonperforming loans.  The average yield on loans decreased to 5.25% and 5.22% for the three months and year ended December 31, 2010, respectively, from 5.39% and 5.49% for the comparable prior year periods.

1 Tangible book value provides a method to assess the level of tangible net assets on a per share basis and is not determined in accordance with GAAP.  The information to reconcile tangible book value to GAAP book value can be found on page 6.

The provision for loan losses increased $2.3 million for the three months ended December 31, 2010 and increased $6.0 million for the year ended December 31, 2010 compared to the respective prior year periods.  The increase in the provision is the result of management’s quarterly analysis of the allowance for loan loss.  Nonperforming loans increased $5.3 million to $20.3 million, or 5.8% of total assets, at December 31, 2010 from $15.0 million, or 4.4% of total assets, at December 31, 2009.  The ratio of the allowance for loan losses to nonperforming loans totaled 37.8% and 32.0% at December 31, 2010 and December 31, 2009, respectively.  Management continues to take aggressive actions in identifying and disposing of problem credits.

Noninterest income decreased $158,000 to $312,000 for the three months ended December 31, 2010 as compared to the comparable prior year period.  The decrease is primarily due to a $282,000 increase in write-downs on OREO properties and an increase in loss on sale of foreclosed assets of $35,000.  Partially offsetting these items was an increase in gain on sale of loans of $53,000.  Noninterest income decreased $428,000 to $1.8 million for the year ended December 31, 2010 as compared to the comparable prior year period.  The decrease is primarily due to a $467,000 increase in write-downs on OREO properties compared to zero for the comparable prior year period.  The decrease is also due to a decrease in gain on sale of loans of $181,000 and a decrease in service charges on deposit accounts of $97,000.   Partially offsetting these decreases were increases of $89,000 in gains on sale of securities and $59,000 in gains on sale of foreclosed assets.

Noninterest expense increased $179,000, or 6.1%, to $3.1 million for the three months ended December 31, 2010 as compared to the comparable prior year period.  This increase is primarily due to increases in professional fees, including attorneys’ fees of $93,000, other real estate owned expenses of $166,000 and occupancy expenses of $47,000.  These increases are partially offset by decreases in FDIC premium expense of $134,000 and salary and benefit expense of $10,000.  The increase in OREO expenses and attorneys’ fees are related to the increase of $612,000 in OREO to $3.0 million at December 31, 2010 compared to $2.4 million at December 31, 2009.  Noninterest expense increased $927,000, or 8.4%, to $11.8 million for the year ended December 31, 2010 as compared to the comparable prior year period.  This increase is primarily due to increases in professional fees, including attorneys’ fees of $247,000, other real estate owned expenses of $517,000 and data processing expense of $166,000.  These increases in OREO expenses and attorneys’ fees are related to the increase in OREO mentioned above.

Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois with $347.1 million in assets at December 31, 2010.  Its primary subsidiary, Community Bank-Wheaton/Glen Ellyn, maintains four full service offices in Glen Ellyn and Wheaton.

For further information about the Company and the Bank visit them on the world-wide-web at www.cbwge.com.  In addition, information on the Company’s stock can be found at www.otcbb.com under the symbol CFIS.

Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Community Financial Shares, Inc.
Selected Consolidated Financial Data: (Unaudited)	December 31,	September 30,	December 31,
(In thousands)	2010	2010	2009
Total assets	$347,096	$333,069	$341,530
Loans receivable, net	221,607	224,335	232,972
Investment securities available-for-sale	43,175	39,749	44,544
Deposits	309,080	291,468	298,311
FHLB Advances and other borrowings	14,500	14,500	14,800
Stockholders' equity	17,755	20,822	22,707
Nonperforming assets	23,302	23,925	17,431
Nonperforming loans	20,294	20,840	15,035
Allowance for loan losses	7,679	4,403	4,812
Selected ratios:
Total equity to total assets	5.12%	6.25%	6.65%
Allowance for loan losses as a % of nonperforming assets	33.0%	18.4%	27.6%
Allowance for loan losses as a % of loans	3.35%	1.92%	2.02%
Market value per share	$6.60	$7.75	$7.55
Quarterly net interest margin (1)	3.46%	3.47%	3.27%
Subsidiary Bank:
Tier 1 capital to average assets	5.35%	6.54%	7.70%
Tier 1 capital to risk-weighted assets	7.28%	8.76%	10.30%
Total capital to risk-weighted assets	8.55%	10.02%	11.50%

	Three months ended		Year ended
	December 31,		December 31,
Selected operating data: (Unaudited)	2010	2009	2010	2009
(In thousands, except per share data)
Interest income	$ 3,366	$ 3,681	$ 13,800	$ 14,249
Interest expense	727	1,179	3,405	5,193
Net interest income	2,639	2,502	10,395	9,056
Provision for loan losses	3,565	1,264	8,340	2,344
Net interest income after provision for loan losses	(926)	1,238	2,055	6,712
Noninterest income	312	470	1,814	2,242
Noninterest expense	3,128	2,949	11,808	10,881
Loss before income tax	(3,742)	(1,241)	(7,940)	(1,927)
Income tax benefit	(1,514)	(551)	(3,366)	(1,015)
Net loss	(2,229)	(690)	(4,574)	(912)
Preferred stock dividends and accretion	(112)	(111)	(444)	(274)
Net loss available to common shareholders	$ (2,341)	$ (801)	$ (5,018)	$ (1,186)

Loss per share - basic	$ (1.88)	$ (0.64)	$ (4.03)	$ (0.95)
Loss per share - diluted	$ (1.88)	$ (0.64)	$ (4.03)	$ (0.95)

Selected performance ratios:
Loss on average assets (1)	-2.61%	-0.82%	-1.81%	-0.38%
Loss on average equity (1)	-42.75%	-11.48%	-27.97%	-5.85%
Noninterest expense to average total assets (1)	3.66%	3.52%	4.67%	4.59%
Net interest margin (1)	3.46%	3.27%	3.42%	3.13%
Average total assets	$ 338,734	$ 332,635	$ 337,739	$ 316,759
Average total equity	20,684	23,831	21,863	20,828

(1) Annualized.
Tangible book value provides a method to assess the level of tangible net assets on a per share basis. Tangible book value is determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States
("GAAP"). The Company's management uses this non-GAAP measure in its analysis of the Company's performance.
This measure should not be considered a substitute for book value per share value, a GAAP basis measure, nor should it be viewed as a substitute for operating results determined un accordance with GAAP. Management believes the presentation of tangible book value per share provides useful supplemental information that is essential to a proper understanding of the financial results of the Company.
Tangible book value per share:
Total capital	$17,755	$20,822	$22,707
Less: Preferred equity	6,970	6,970	6,970
Tangible common equity	$10,785	$13,852	$15,737
Outstanding common shares	1,245,267	1,245,267	1,245,267
Tangible book value per share	$8.66	$11.12	$12.64